Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated August 29, 2025, except for the effects of the retrospective adjustment for the share split described in Note 12 and 13, as to which the date is March 6, 2026, relating to the consolidated financial statements appearing in the registration statement on Form F-1 of MICWARE CO., LTD. for the year ended February 28, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

New York, New York

May 13, 2026

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com